Exhibit 4.4
FORM OF
REGISTRATION RIGHTS AGREEMENT
     REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of ___, 2008, by and between DISCOVERY COMMUNICATIONS, INC., a Delaware corporation (“New DHC”), and ADVANCE/NEWHOUSE PROGRAMMING PARTNERSHIP, a New York general partnership (“ANPP”).
RECITALS:
     WHEREAS, New DHC, Discovery Holding Company, a Delaware corporation, and ANPP, among others, have entered into the Transaction Agreement, dated June 4, 2008 (“Transaction Agreement”), pursuant to which, among other things, ANPP is exchanging on the date hereof the ANPP Contributed Assets (as defined in the Transaction Agreement) for                      shares of New DHC Series A Convertible Participating Preferred Stock, par value $0.01 per share (including, after the Effective Time of the Merger (as defined in the Transaction Agreement), the Series A Rights attached thereto pursuant to the New DHC Rights Agreement) (the “Series A Preferred Stock”), and ___ shares of New DHC Series C Convertible Participating Preferred Stock, par value $0.01 per share (including, after the Effective Time of the Merger (as defined in the Transaction Agreement), the Series C Rights attached thereto pursuant to the New DHC Rights Agreement) (the “Series C Preferred Stock”);
     WHEREAS, the Series A Preferred Stock and Series C Preferred Stock are authorized under the New DHC Certificate of Incorporation (as amended from time to time, the “New DHC Charter”), and will be issued to ANPP on the Closing Date (as defined in the Transaction Agreement);
     WHEREAS, the shares of Series A Preferred Stock are convertible at the Series A Conversion Rate (as defined in the New DHC Charter) into shares of New DHC Series A common stock, par value $0.01 per share (the “Series A Common Stock”), and the shares of Series C Preferred Stock are convertible at the Series C Conversion Rate (as defined in the New DHC Charter) into shares of New DHC Series C common stock, par value $0.01 per share (the “Series C Common Stock”);
     WHEREAS, as an inducement to ANPP to enter into the Transaction Agreement, New DHC has agreed to grant registration rights with respect to the shares of Series A Common Stock and the Series C Common Stock into which the Series A Preferred Stock and the Series C Preferred Stock, respectively, are convertible, on the terms and subject to the conditions set forth in this Agreement; and
     WHEREAS, the parties are entering into this Agreement in compliance with Section 5.12 of the Transaction Agreement.
     NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein and in the Transaction Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS
     Section 1.01. Certain Defined Terms. As used in the Agreement, the following terms shall have the meanings set forth below:
     “Agreement” has the meaning set forth in the preamble.
     “Affiliate” of any specified Person means any other Person directly or indirectly Controlling, Controlled by or under direct or indirect common Control with such specified Person. For the purposes of this Agreement, the term “Control” (including correlative meanings, the terms “Controlling”, “Controlled by”, and “under common Control with”), as used with respect to any Person, will mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by agreement or otherwise.
     “ANPP” has the meaning set forth in the preamble.
     “ANPP Escrow Shares” has the meaning set forth in the Transaction Agreement.
     “ANPP Stockholder Group” has the meaning set forth in the New DHC Charter.
     “beneficially own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act, as such Rule is in effect on the date hereof.
     “Blackout Period” has the meaning set forth in Section 2.04(a).
     “Board of Directors” means the Board of Directors of New DHC or any authorized committee thereof.
     “Business Day” means any day other than Saturday, Sunday or any day on which banks are required or permitted to close in Denver, Colorado or New York, New York.
     “Conversion Shares” means shares of Series A Common Stock (and the Series A Rights that attach thereto) that are issuable or issued upon conversion of the Series A Preferred Stock, and shares of Series C Common Stock (and the Series C Rights that attach thereto) that are issuable or issued upon conversion of the Series C Preferred Stock.
     “Demand Registration Statement” has the meaning set forth in Section 2.01.
     “Demand Request” has the meaning set forth in Section 2.01.
     “Disadvantageous Condition” has the meaning set forth in Section 2.04(a).

     “Effectiveness Period” has the meaning set forth in Section 2.01.
     “Effective Time” has the meaning set forth in Section 2.01.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations promulgated thereunder.
     “Free Writing Prospectus” means each “free writing prospectus” within the meaning of Rule 405.
     “GAAP” means generally accepted accounting principles as accepted by the accounting profession in the United States as in effect from time to time, consistently applied.
     “Governmental Authority” means any supranational, national, federal, state or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry, department, board, commission, court or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established by a Governmental Authority to perform any of such functions.
     “Holder” means ANPP and each Permitted Transferee, for so long as such Person beneficially owns Registrable Shares.
     “Indemnified Party” has the meaning set forth in Section 4.03.
     “Indemnifying Party” has the meaning set forth in Section 4.03.
     “Inspectors” has the meaning set forth in Section 3.01(k)
     “Liability” or “Liabilities” has the meaning set forth in Section 4.01.
     “Market Value” of a share of New DHC Common Stock on any trading day means the last reported sale price, regular way, of a share of such stock on such trading day or, in case there is no last reported sale price on such trading day, the average of the reported closing bid and asked prices regular way of a share of such stock on such trading day, in either case on the Nasdaq Global Select Market, or if such share is not then listed on Nasdaq Global Select Market, on the principal stock exchange on which shares of such stock are traded.
     “Maximum Number of Shares” means, with respect to any underwritten offering, the maximum number of shares of New DHC Common Stock (including Registrable Shares) that the co-managing underwriters advise New DHC can be included in such offering without having an adverse effect on such offering, including the price at which the shares can be sold.
     “New DHC” has the meaning set forth in the preamble.
     “New DHC Charter” has the meaning set forth in the recitals.

     “New DHC Common Stock” means the Series A Common Stock and the Series C Common Stock.
     “New DHC Preferred Stock” means the Series A Preferred Stock and Series C Preferred Stock.
     “New DHC Rights Agreement” means the Rights Agreement, to be dated the Closing Date, between New DHC and Computershare Trust Company N.A, as the rights agent, as amended from time to time.
     “Other Shareholders” means holders of New DHC Common Stock that have obtained registration rights from New DHC (other than the Holders).
     “Original Amount of Registrable Shares” means, at the date of determination, the sum of the number of Conversion Shares issued or issuable in respect of (1) the New DHC Preferred Stock (excluding the ANPP Escrow Shares) issued to ANPP on the Closing Date plus (2) the ANPP Escrow Shares that have been released from the Escrow (as defined in the Transaction Agreement), without regard to any subsequent transfers of such shares by ANPP or any Permitted Transferee, including without limitation any transfer that causes such shares to cease to be Registrable Shares.
     “Permitted Transferee” has the meaning set forth in Section 2.08.
     “Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Authority or other entity.
     “Piggyback Notice” has the meaning set forth in Section 2.09.
     “Piggyback Registration” has the meaning set forth in Section 2.09.
     “prospectus” means the prospectus related to any Registration Statement (including a prospectus that discloses information previously omitted from a prospectus filed as part of an effective Registration Statement in reliance on Rule 415), as amended or supplemented by any amendment (including post-effective amendments), pricing term sheet, Free Writing Prospectus or prospectus supplement, and all documents and materials incorporated by reference in such prospectus.
     “Records” has the meaning set forth in Section 3.01(k).
     “Registrable Shares” means, at any time, the Conversion Shares that are beneficially owned by any of the Holders; provided, that any particular Conversion Share will cease to be a Registrable Share: (i) if and when such share shall have been disposed of pursuant to an effective Registration Statement; (ii) if and when such share shall have been sold to the public pursuant to Rule 144; (iii) if and when such share shall have been otherwise transferred and new certificates for them not bearing a legend or instructions restricting further transfer shall have been delivered; and (iv) if and when such share shall have ceased to be outstanding. Conversion Shares beneficially owned by a Holder which are Registrable Shares shall also cease to be Registrable Shares if and when such shares may be disposed of by such Holder without volume, holding period or manner of sale restrictions. For the avoidance of doubt, shares of New DHC Preferred Stock are not Registrable Shares; rather, only Conversion Shares that meet the foregoing criteria are Registrable Shares.
     “Registration Expenses” means all expenses incurred in connection with any registration of Registrable Shares pursuant to this Agreement, including (i) the fees, disbursements and expenses of New DHC’s counsel and accountants; (ii) all expenses, including filing fees, in connection with the preparation, printing and filing of any Registration Statement, any prospectus, any other offering documents and any amendments and supplements thereto and the mailing and delivering of copies thereof to any underwriters and dealers; (iii) the cost of printing or producing any agreements among underwriters, underwriting agreements, and blue sky or legal investment memoranda, any selling agreements and any other similar documents in connection with the offering, sale, distribution or delivery of the Registrable Shares to be disposed of; (iv) all expenses in connection with the qualification of the Registrable Shares to be disposed of for offering and sale or distribution under state securities laws, including the fees and disbursements of counsel for any underwriters in connection with such qualification and in connection with any blue sky and legal investment surveys; (v) the filing fees incident to securing any required review by the Financial Industry Regulatory Authority of the terms of the sale or distribution of the Registrable Shares to be disposed of; (vi) all security engraving and security printing expenses; (vii) all expenses in connection with the listing of the Registrable Shares on any stock exchange on which other shares of New DHC Common Stock are listed; and (viii) any other fees and disbursements of underwriters customarily paid by issuers of securities; provided, however, that “Registration Expenses” shall not include broker’s commissions or underwriters’ discounts, fees or commissions relating to any offer or sale of Registrable Shares or the fees and disbursements of Special Counsel or counsel to any Holder.
     “Registration Statement” means a Demand Registration Statement or a Section 2.09 Registration Statement, as the context requires.
     “Rule 144” means Rule 144 as promulgated by the SEC under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule promulgated by the SEC.
     “Rule 405” means Rule 405 as promulgated by the SEC under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule promulgated by the SEC
     “Rule 415” means Rule 415 as promulgated by the SEC under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule promulgated by the SEC.
     “SEC” means the United States Securities and Exchange Commission, or any successor federal agency.
     “Section 2.09 Registration Statement” has the meaning set forth in Section 2.09.
     “Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations promulgated thereunder.
     “Series A Preferred Stock Director” has the meaning set forth in the New DHC Charter.

     “Special Counsel” means [                    ], or such other law firm of national reputation as may be selected by a majority of the Holders and is reasonably acceptable to New DHC.
     “Series A Common Stock” has the meaning set forth in the recitals.
     “Series C Common Stock” has the meaning set forth in the recitals.
     “Series A Preferred Stock” has the meaning set forth in the recitals.
     “Series C Preferred Stock” has the meaning set forth in the recitals.
     “Series A Rights” has the meaning set forth in the New DHC Rights Agreement.
     “Series C Rights” has the meaning set forth in the New DHC Rights Agreement.
     “Subsidiary” when used with respect to any Person, means any other Person (1) of which (x) in the case of a corporation, at least (A) a majority of the equity and (B) a majority of the voting interests are owned or Controlled, directly or indirectly, by such first Person, by any one or more of its Subsidiaries, or by such first Person and one or more of its Subsidiaries or (y) in the case of any Person other than a corporation, such first Person, one or more of its Subsidiaries, or such first Person and one or more of its Subsidiaries (A) owns a majority of the equity interests thereof and (B) has the power to elect or direct the election of a majority of the members of the governing body thereof or otherwise has Control over such organization or entity; or (2) that is required to be consolidated with such first Person for financial reporting purposes under GAAP.
     “Transaction Agreement” has the meaning set forth in the recitals.
ARTICLE II
DEMAND REGISTRATION RIGHTS
     Section 2.01. Registration Upon Demand. At any time after the date hereof and for so long as there are any Registrable Shares (including shares issuable upon conversion of outstanding shares of New DHC Preferred Stock), upon the written request of Holders holding an amount of Registrable Shares equal to at least five percent (5%) of the Registrable Shares then outstanding (a “Demand Request”), New DHC shall prepare a registration statement on the appropriate form under the Securities Act (a “Demand Registration Statement”), for the type of offering contemplated by the Demand Request. The Demand Request shall specify, for each Holder, the number of Registrable Shares to be included in such Demand Registration Statement for such Holder’s account; provided that the aggregate Market Value of Registrable Shares so specified in any such Demand Request shall be not less than $100,000,000 (as of the most recent trading day preceding the delivery of such Demand Request to New DHC). New DHC shall use commercially reasonable efforts, subject to Sections 2.04 and 2.05, to cause the Demand Registration Statement to: (i) be filed with the SEC as promptly as reasonably practicable after New DHC’s receipt of the Demand Request (but in any event within 30 days of receipt of such request), (ii) become effective as promptly as reasonably practicable after filing, and (iii) remain continuously effective during the time period (the “Effectiveness Period”) commencing on the date such Demand Registration Statement is declared effective (the “Effective Time”) and ending on (A) the date that there are no longer any Registrable Shares covered by such Demand Registration Statement or (B) if earlier, and if the Demand Registration Statement relates to an offering made on a delayed or continuous basis under Rule 415, the 30th day (120th day if the Demand Registration Statement is on Form S-3) after the Demand Registration Statement is initially declared effective. Holders shall have the right to make a total of three (3) Demand Requests hereunder. Notwithstanding anything contained in this Agreement to the contrary, New DHC shall not be required to prepare or file a Demand Registration Statement for Registrable Shares identified in any Demand Request if New DHC shall have effected a registration of shares of New DHC common stock at any time during the immediately preceding six month period. The Effectiveness Period referred to above shall be extended by the number of days covered by any Blackout Period and/or the number of days during which the use of any prospectus is suspended pursuant to Section 2.05 or Section 3.01(i).
     Section 2.02. Revocation of Demand Request. The Holders that make a Demand Request may revoke it prior to the effective date of a Demand Registration Statement or at any time that such Demand Registration Statement is subject to a stop order; provided, that such revoked Demand Request shall count as one of the three Demand Requests referred to in the last sentence of Section 2.01 unless such Holders promptly reimburse New DHC for all Registration Expenses incurred by New DHC relating to the registration requested pursuant to such revoked Demand Request.
     Section 2.03. Selection of Underwriters and Underwriters’ Counsel; Cutbacks.
     (a) Holders may effect an underwritten public offering with respect to the Registrable Shares included in a Demand Registration Statement filed pursuant to a Demand Request; provided, that no underwritten public offering shall be effected in which the gross proceeds to the selling Holders are not reasonably expected to exceed $100,000,000. Holders holding a majority of the Registrable Shares to be registered pursuant to a Demand Request shall have the right to select one co-lead bookrunning managing underwriter for such public offering, which underwriter shall be reasonably acceptable to New DHC, and New DHC shall have the right to select the remaining co-lead bookrunning manager(s). New DHC shall be entitled to require that such underwriter or underwriters use New DHC’s customary underwriters’ counsel or, if New DHC does not have customary underwriters counsel, then such counsel as may be acceptable to the co-lead managing underwriters and New DHC.
     (b) If the co-managing underwriters advise the Holders and New DHC that the number of Registrable Shares requested pursuant to this Article II to be included in an underwritten offering exceeds the Maximum Number of Shares, the Registrable Shares to be included in such underwritten offering (up to the Maximum Number of Shares) shall be allocated pro rata among all the requesting Holders based on the relative number of Registrable Shares requested by each such Holder to be included in such underwriten offering.

     Section 2.04. Blackout Periods.
     (a) With respect to any Demand Registration Statement, or amendment or supplement thereto, filed or to be filed pursuant to Section 2.01, if the Board of Directors determines, in its reasonable business judgment, that it would be materially disadvantageous to New DHC or any of its Subsidiares, because of the sale of Registerable Shares covered by such Demand Registration Statement or the disclosure of information therein or in any related prospectus or prospectus supplement, would materially interfere with or otherwise adversely affect in any material respect any acquisition, financing, corporate reorganization or other material transaction or development involving New DHC or any such Subsidiary (a “Disadvantageous Condition”), New DHC may, for a reasonable period of time, but not more than the period that the Board of Directors reasonably determines that the Disadvantageous Condition continues to exist (a “Blackout Period”), suspend the use or filing of, or the filing of an amendment or supplement to, such Demand Registration Statement. New DHC shall notify the Special Counsel and the Holders that such Demand Registration Statement is unavailable for use (or will not be filed as requested) promptly following the determination of a Blackout Period by the Board of Directors. Upon the receipt of any such notice, the Holders shall forthwith discontinue use of the prospectus contained in an effective Demand Registration Statement. When any Disadvantageous Condition shall cease to exist, New DHC shall promptly notify the Special Counsel and each Holder and promptly take any and all actions necessary to permit the Holders to deliver a current prospectus or, in the case where the Demand Registration Statement has not yet been filed, to file such Demand Registration Statement. The Holders shall cause any director of New DHC that is a Series A Preferred Stock Director to recuse himself or herself from any decision made pursuant to this Section 2.04(a).
     (b) If New DHC declares a Blackout Period with respect to a Demand Registration Statement that has not yet been declared effective, the Holders whose Registrable Shares were to be included in such Demand Registration Statement may withdraw their Demand Request therefor (and such request shall not count as one of the three Demand Requests referred to in the last sentence of Section 2.01) without such request counting as a revocation of a Demand Request for purposes of Section 2.02, and without any liability for Registration Expenses relating to such revoked Demand Request.
     Section 2.05. SEC Orders Suspending Effectiveness. New DHC shall notify the Special Counsel and all Holders that have Registrable Shares included in a Demand Registration Statement of any stop order threatened or issued by the SEC and, as to threatened orders, shall take such actions as may be required, using commercially reasonable efforts, to prevent the entry of such stop order. If the effectiveness of a Demand Registration Statement is suspended by a stop order issued by the SEC at any time during the Effectiveness Period, New DHC shall use commercially reasonable efforts to obtain the prompt withdrawal of such order, and as promptly as reasonably practicable after such suspension of effectiveness, amend or supplement the Demand Registration Statement in a manner reasonably expected by New DHC to obtain the withdrawal of such order.

     Section 2.06. Plan of Distribution. The “plan of distribution” section of each prospectus included in a Demand Registration Statement with respect to any offering to be made on a delayed or continuous basis under Rule 415 shall be substantially in the form of Annex A hereto, subject to the comments of the SEC and the inclusion of such other information as is required by applicable SEC regulations or to conform with applicable SEC practice. Each Holder agrees to dispose of its Registrable Shares under a Registration Statement in accordance with the “plan of distribution” section of the prospectus.
     Section 2.07. Expenses. New DHC shall, to the extent provided herein, pay all Registration Expenses arising from or incident to any registration of Registrable Shares pursuant to this Agreement.
     Section 2.08. Transfer of Shelf Registration Rights. Each Holder shall have the right to assign, by written agreement, any or all of its rights granted under this Agreement to any Person (a “Permitted Transferee”) (i) receiving Registrable Shares in a Permitted Transfer (as defined in the New DHC Charter) or (ii) to which a Holder transfers full right, title and interest in and to a number of Registrable Shares equal to at least ten percent (10%) of the Original Amount of Registrable Shares; provided, that (x) any such transferee agrees, in writing in form and substance reasonably satisfactory to New DHC, to be bound by the terms and provisions of this Agreement and (y) such transfer is effected in accordance with applicable securities laws. Following any transfer or assignment made to a Permitted Transferee, a Holder shall retain all rights under this Agreement with respect to any Registrable Shares that continue to be beneficially owned by such Holder. A Permitted Transferee shall be deemed a Holder for purposes of this Agreement. A Person that is not a Permitted Transferee to which a Holder transfers Registrable Shares shall not have any rights under this Agreement, and the shares so transferred shall no longer be deemed Registrable Shares.
     Section 2.09. Incidental Registration.
     (a) If New DHC at any time proposes to register the offer and sale of shares of New DHC Common Stock under the Securities Act (other than on Form S-8 or S-4) (a “Section 2.09 Registration Statement”), whether for its own account or for the account of any Other Shareholders, in a manner which would permit registration of Registrable Shares for sale to the public under the Securities Act (a “Piggyback Registration”), New DHC will promptly give written notice (a “Piggyback Notice”) to all Holders of its intention to do so and of such Holders’ rights under this Section 2.09, but in any event at least 10 Business Days prior to the anticipated filing date of the Section 2.09 Registration Statement. The Piggyback Notice shall offer all Holders the opportunity to include in such Section 2.09 Registration Statement such number of Registrable Shares as each Holder may request, subject to Section 2.09(d). New DHC will use its commercially reasonable efforts to include in the Section 2.09 Registration Statement the number of Registrable Shares of each Holder sought to be included therein and so specified in a written notice delivered to New DHC by such Holder within 5 Business Days after such Holders’s receipt of the related Piggyback Notice, subject to Section 2.09(d). A Holder may, prior to the effective date of a Section 2.09 Registration Statement, withdraw any Registrable Shares that it had sought to have included therein, whereupon it shall promptly pay to New DHC all Registration Expenses incurred by New DHC in connection with the registration of such withdrawn Registrable Shares under the Securities Act or the Exchange Act and the inclusion of such shares in the Section 2.09 Registration Statement.
     (b) If a Piggyback Registration involves an underwritten offering, then all Holders whose Registrable Shares are included in the Section 2.09 Registration Statement must sell such shares in such underwitten offering and agree to such terms and provisions that are customarily contained in underwriting agreements with respect to selling stockholders. New DHC will use its commercially reasonable efforts to cause such underwriting agreement to include, with respect to Holders, indemnification and contribution provisions that are substantially to the effect provided in Article IV.
     (c) DHC may elect, in its sole discretion, to terminate a Section 2.09 Registration Statement at any time prior to the effective date thereof. Upon giving written notice of such election to all Holders of Registrable Shares, New DHC shall be relieved of its obligation to register any Registrable Shares in connection with such registration (without prejudice, however to the rights of Holders under Section 2.01 hereof). New DHC will pay all Registration Expenses incurred by the Holders in connection with each Piggyback Registration.
     (d) If a Piggyback Registration involves an underwritten offering and the co-managing underwriters advise New DHC (and, if applicable, the Other Shareholders) that the number of shares of New DHC Common Stock requested to be included in the Piggyback Registration exceeds the Maximum Number of Shares, the following rules shall apply:
     (i) If the Section 2.09 Registration Statement was originated by New DHC for a primary offering, then there will be included in such registration statement: (i) first, all of the shares of New DHC Common Stock that New DHC proposes to sell for its own account; and (ii) second, to the extent that the number of shares of New DHC Common Stock included by New DHC for its own account is less than the Maximum Number of Shares, the shares of New DHC Common Stock proposed to be included by the Other Shareholders and the Registrable Shares proposed to be included by Holders, allocated pro rata among such Persons on the basis of the number of shares each such Person has requested to be included in such registration statement (up to the Maximum Number of Shares).
     (ii) If the Section 2.09 Registration Statement was originated by Other Shareholders for a secondary offering, then there will be included in such registration statement: (i) first, all of the shares of New DHC Common Stock that such Other Shareholders propose to sell for their own account; and (ii) second, to the extent that the number of shares of New DHC Common Stock included by the Other Shareholders is less than the Maximum Number of Shares, the Registrable Shares proposed to be included by Holders, allocated pro rata among such Holders on the basis of the number of Registrable Shares that each such Holder has requested to be included in such Registration Statement (up to the Maximum Number of Shares).
ARTICLE III
REGISTRATION PROCEDURES
     Section 3.01. Registration Procedures. In connection with any registration of Registrable Shares contemplated by this Agreement:
     (a) In the case of registration pursuant to a proper Demand Request under Section 2.01, New DHC will use commercially reasonable efforts to, as promptly as reasonably practicable and not later than 30 days from the date of receipt of such Demand Request, prepare and file with the SEC a Demand Registration Statement for the sale of the Registrable Shares to be registered thereunder in accordance with the intended methods of distribution thereof, and use commercially reasonable efforts to cause such filed Demand Registration Statement to become and remain effective in accordance with this Agreement.
     (b) New DHC shall, prior to the initial filing of a Registration Statement with the SEC, furnish to the Special Counsel and any underwriter (if such filing relates to an underwritten offering) a copy of such Registration Statement as proposed to be filed (including documents to be incorporated by reference therein, if any, that expressly relate to any offering to be effected thereunder) and provide the Special Counsel (and any underwriters) a reasonable opportunity to review and comment on such Registration Statement. Prior to the filing of any pre-effective amendment to the Registration Statement, New DHC shall furnish a copy of such proposed filing to the Special Counsel (and such underwriters), and provide the Special Counsel (and such underwriters) with a reasonable opportunity to review and comment on such filing.
     (c) New DHC will promptly notify the Special Counsel and any underwriter (if such filing relates to an underwritten offering) after receiving notification of the effectiveness of a Registration Statement or, in the case of an “automatic shelf registration statement” as defined in Rule 405, New DHC will promptly notify the Special Counsel and any such underwriters of the filing thereof.
     (d) After the initial Effective Time of a Registration Statement, New DHC shall, as promptly as reasonably practicable, prepare and file with the SEC such amendments and supplements to such Registration Statement and the prospectus as may be necessary to keep such Registration Statement effective and as required by Article II of this Agreement (subject to Sections 2.04 and 2.05).
     (e) After the initial Effective Time of a Registration Statement, New DHC shall, prior to the filing of a post-effective amendment to the Registration Statement or a prospectus, furnish a copy of such proposed filing to the Special Counsel and any underwriter (if such filing relates to an underwritten offering), and provide the Special

Counsel (and such underwriters) with a reasonable opportunity to review and comment on such filing.
     (f) New DHC shall promptly furnish to the Special Counsel copies of any and all transmittal letters and other correspondence with the SEC and all correspondence (including comment letters) from the SEC to New DHC relating to a Registration Statement or any prospectus or any amendment or supplement thereto; provided, that if such transmittal letters and other correspondence with the SEC contain information that New DHC in its reasonable good faith judgment believes is competitively sensitive (and which information will not otherwise become public as a result of inclusion in such correspondence), New DHC may redact such information from the copies furnished to the Special Counsel.
     (g) After a Registration Statement is declared effective, and in connection with any underwritten offering under the Registration Statement, New DHC will furnish to the Holders whose Registrable Shares are included in such Registration Statement and to the underwriters such number of copies of the Registration Statement, each amendment and supplement thereto (in each case including all exhibits thereto but excluding documents incorporated by reference therein other than those that expressly relate to the offering or underwritten offering), the prospectus included in such Registration Statement and such other documents as any such Holders or underwriters may reasonably request in order to facilitate the disposition of the Registrable Shares included in the Registration Statement.
     (h) New DHC will use commercially reasonable efforts (i) to register or qualify the Registrable Shares under such other securities or blue sky laws of such jurisdictions in the United States (in the event an exemption is not available) as any Holder of Registrable Shares covered by a Registration Statement reasonably (in the light of such Holder’s intended plan of distribution) requests and (ii) to cause such Registrable Shares to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of New DHC and do any and all other acts and things that may be reasonably necessary to enable such Holder to consummate the disposition in such jurisdictions of the Registrable Shares owned by such Holder; provided that New DHC will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph (h), (ii) conform its capitalization or the composition of its assets at the time to the securities or blue sky laws of any such jurisdiction, (iii) subject itself to taxation in any such jurisdiction or (iv) consent to general service of process in any such jurisdiction.
     (i) New DHC will promptly notify each Holder of Registrable Shares covered by the Registration Statement at any time when a prospectus relating thereto is required to be delivered (or deemed delivered) under the Securities Act or of the occurrence of any event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered (or deemed delivered) to the purchasers of such Registrable Shares, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Subject to Section 2.04, New DHC will as promptly as reasonably practicable prepare and furnish to each such Holder a supplement to or an amendment required with respect to any prospectus so that, as thereafter delivered (or deemed delivered) to the purchasers of such Registrable Shares, such prospectus will not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.
     (j) New DHC will enter into customary agreements (including an underwriting or similar agreement in form customary for issuers similar to New DHC containing customary indemnification and contribution provisions) and take such other commercially reasonable actions as are required in order to expedite or facilitate the disposition of any Registrable Shares and, in the case of each underwritten offering, shall provide reasonable cooperation in connection with such disposition, including causing appropriate officers to attend and participate in one “road show” organized by the underwriters.
     (k) New DHC will make available for inspection at reasonable times by any Holder of Registrable Shares covered by a Registration Statement, any underwriter participating in an underwritten offering pursuant to the Registration Statement, the Special Counsel, and any attorney, accountant or other professional retained by any such Holder or underwriter (collectively, the “Inspectors”), all financial and other records and pertinent corporate documents and properties of New DHC (collectively, the “Records”) as shall be reasonably necessary to enable them to exercise their due diligence responsibilities, and cause New DHC’s and its significant Subsidiaries’ executive officers to, and use commercially reasonable efforts to cause New DHC’s independent accountants to, promptly supply all information reasonably requested by any Inspector in connection with such Registration Statement or underwritten offering; provided that in no event shall New DHC be required to make available to any Inspector any information which New DHC in its reasonable judgment believes is competitively sensitive or, based on advice of New DHC’s counsel, would (i) reasonably be expected to create any liability under applicable law or result in the waiver of any material legal privilege (provided that in such latter event New DHC shall use commercially reasonable efforts to cooperate to permit disclosure of such information in a manner consistent with the preservation of such legal privilege), (ii) result in the disclosure of any trade secrets of third parties or (iii) violate any obligation of New DHC with respect to confidentiality (provided that, with respect to this clause (iii), to the extent specifically requested by an Inspector, New DHC has in good faith sought to obtain a waiver regarding the possible disclosure from the third party to whom it owes an obligation of confidentiality). Records which New DHC determines, in good faith, to be confidential and which it notifies the Inspectors are confidential shall not be disclosed by the Inspectors (and the Inspectors shall confirm their agreement in advance to New DHC if New DHC shall so request) unless (i) the disclosure of such Records is necessary, in New DHC’s reasonable judgment, to avoid or correct a misstatement or omission in such registration statement or (ii) the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction after exhaustion of all appeals therefrom. Each Inspector agrees (and the Inspectors shall confirm their agreement in advance to New DHC if New DHC shall so request) that information obtained by it as a result of such inspections shall be deemed confidential and shall not be used by it as the basis for any market transactions in the securities of New DHC or its Affiliates unless and until such is made generally available to the public. Each Inspector further agrees (and will so confirm if requested by New DHC) that it will, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, give prompt notice to New DHC and allow New DHC, at its expense, to undertake appropriate action to prevent disclosure of the Records deemed confidential.
     (l) In connection with a firm-commitment underwritten public offering of Registrable Shares covered by a Registration Statement, New DHC shall use commercially reasonably efforts to furnish to the underwriters, on the date the Registrable Shares are delivered for sale, a signed counterpart of (i) an opinion or opinions of counsel to New DHC addressed to such underwriters and (ii) a comfort letter or comfort letters from New DHC’s independent public accountants, each in customary form and covering such matters of the type customarily covered by opinions or comfort letters in firm-commitment underwriten public offerings.
     (m) New DHC will otherwise use commercially reasonable efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering a period of 12 months beginning after the effective date of a Registration Statement, in a manner that satisfies the provisions of Section 11(a) of the Securities Act.
     (n) New DHC will use its commercially reasonable efforts to cause all Registrable Shares to be listed on each securities exchange on which the New DHC Common Stock is listed.
     (o) New DHC shall use commercially reasonably efforts to timely file the reports and materials required to be filed by it under the Exchange Act to enable the Holders to sell Registrable Shares without registration under the Securities Act within the limitation of the exemption provided by Rule 144. Upon the request of a Holder, New DHC will deliver to such Holder a written statement as to whether it has complied with such requirements, and shall provide such customary assurances as any broker or dealer facilitating a sale of Registrable Shares under Rule 144 may reasonably request.
     Section 3.02. Holder Responsibilities.
     (a) New DHC may require each Holder of Registrable Shares included in a Registration Statement promptly to furnish in writing to New DHC such information regarding such Holder or the distribution of the Registrable Shares as New DHC may from time to time reasonably request and such other information as may be legally required in connection with such registration or required to be disclosed in order to make the information previously furnished to New DHC by such Holder not materially misleading or necessary to cause such Registration Statement not to omit a material fact with respect to such Holder necessary in order to make the statements therein not misleading. The right of any Holder to include such Holder’s Registrable Shares in any Registration Statement shall be subject to its compliance with this Section 3.02(a).
     (b) In connection with any disposition of Registrable Shares pursuant to a Registration Statement, each Holder agrees that it will not use any Free Writing Prospectus without the prior consent of New DHC.
     (c) Each Holder agrees that, upon receipt of any written notice from New DHC of the happening of any event of the kind described in Section 3.01(i), such Holder will forthwith discontinue the disposition of such Holder’s Registrable Shares pursuant to a Registration Statement until such Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 3.01(i). If New DHC shall give such notice with regard to any Registration Statement, New DHC shall extend the Effectiveness Period during which the effectiveness of such Registration Statement shall be maintained by the number of days during the period from and including the date of the notice given by New DHC to the date when New DHC shall make available to such Holder a prospectus or prospectus supplement that conforms with the requirements of Section 3.01(i).
     (d) Each Holder will comply with the Securities Act and the Exchange Act and all applicable state securities laws in connection with the registration and the disposition of Registrable Shares pursuant hereto.
     (e) Each Holder will enter into and perform agreements (including underwriting or similar agreements in customary form for New DHC containing customary indemnification and contribution provisions) containing such terms and provisions that are customarily contained in underwriting agreements with respect to selling stockholders and will take such other commercially reasonable actions as are required in order to expedite or facilitate the disposition of any Registrable Shares pursuant hereto and shall provide all reasonable cooperation customary for similar dispositions in connection herewith. Notwithstanding the foregoing, New DHC will use its commercially reasonable efforts to cause any underwriting agreement to include, with respect to the Holders, indemnification and contribution provisions that are substantially to the effect provided in Article IV.
ARTICLE IV
INDEMNIFICATION
     Section 4.01. Indemnification By New DHC. New DHC agrees to indemnify and hold harmless to the fullest extent permitted by law each Holder whose Registrable Shares are covered by a Registration Statement, its officers, directors and each Person, if any, who controls such Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any and all losses, claims, damages, liabilities, and expenses, or any action or proceeding in respect thereof (each, a “Liability” and collectively, “Liabilities”) arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any prospectus relating to such Registrable Shares (or in any amendment or supplement thereto), or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such Liabilities arise out of or are based upon any such untrue statement or omission or alleged untrue statement or omission based upon information furnished in writing to New DHC by such Holder or on such Holder’s behalf, in either such case expressly for use therein; provided, that with respect to any untrue statement or omission or alleged untrue statement or omission made in any prospectus, the indemnity agreement contained in this paragraph shall not apply to the extent that any such Liability results from (a) the fact that a current copy of the prospectus was not sent or given to the Person asserting any such Liability at or prior to the written confirmation of the sale of the Registrable Shares concerned to such Person if it is determined that New DHC has provided such prospectus and it was the responsibility of such Holder or its agents to provide such Person with a current copy of the prospectus and such current copy of the prospectus would have cured the defect giving rise to such Liability, (b) the use of any prospectus by or on behalf of any Holder after New DHC has notified such Person (i) pursuant to Section 3.01(i) that such prospectus contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, (ii) pursuant to Section 2.05 that a stop order has been issued by the SEC with respect to the Demand Registration Statement or (iii) pursuant to Section 2.04(a) that a Disadvantageous Condition exists or (c) the use of any prospectus by or on behalf of any Holder with respect to any Registrable Shares after such time as New DHC’s obligation to keep the Registration Statement effective in respect of such Registrable Shares has expired.
     Section 4.02. Indemnification By Holders of Registrable Shares. Each Holder whose Registrable Shares are included in any Registration Statement agrees, severally and not jointly, to indemnify and hold harmless to the fullest extent permitted by law (including reimbursement of New DHC for any legal or any other expenses reasonably incurred by it in investigating or defending such Liabilities) New DHC, its officers, directors, agents, other Affiliates and each Person, if any, who controls New DHC within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any and all Liabilities arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement or any prospectus relating to such Registrable Shares (or in any amendment or supplement thereto), or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but only (i) to the extent such Liabilities arise out of or are based upon information furnished in writing by such Holder or on such Holder’s behalf, in either case expressly for use in the Registration Statement, prospectus or in any amendment or supplement thereto relating to such Holder’s Registrable Shares or (ii) to the extent that any Liability described in this Section 4.02 results from (a) the fact that a current copy of the prospectus was not sent or given to the Person asserting any such Liability at or prior to the written confirmation of the sale of the Registrable Shares concerned to such Person if it is determined that it was the responsibility of such Holder or its agent to provide such Person with a current copy of the prospectus and such current copy of the prospectus would have cured the defect giving rise to such Liability, (b) the use of any prospectus by or on behalf of any Holder after New DHC has notified such Person (x) that such prospectus contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, (y) that the SEC has issued a stop order with respect to the Demand Registration Statement or (z) that a Disadvantageous Condition exists or (c) the use of any prospectus by or on behalf of any Holder after such time as the obligation of New DHC to keep the related registration statement in respect of such Holder’s Registrable Shares effective has expired.
     Section 4.03. Conduct Of Indemnification Proceeding. After receipt by any Person in respect of which indemnity may be sought pursuant to Section 4.01 or 4.02 (an “Indemnified Party”) of any written notice of the commencement of any action, suit, proceeding or investigation or threat thereof made in writing, such Indemnified Party shall promptly notify the Person against whom such indemnity may be sought (the “Indemnifying Party”) in writing. If notice of commencement of any such action is given to the Indemnifying Party as above provided, the Indemnifying Party shall be entitled to participate in and, to the extent it may wish, jointly with any other Indemnifying Party similarly notified, to assume the defense of such action at its own expense, with counsel reasonably satisfactory to such Indemnified Party. In any such proceeding so assumed by the Indemnifying Party, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) representation of both parties by the same counsel would be inappropriate due to actual or potential differing or conflicting interests between them. It is understood that the Indemnifying Party, in connection with any proceeding or related proceedings in the same jurisdiction, shall be liable only for the reasonable fees and expenses of one firm of attorneys (in addition to any necessary local counsel) at any time for all such Indemnified Parties, and that all such fees and expenses shall be reimbursed as they are incurred upon submission of reasonably itemized invoices that comply with New DHC’s standard billing policies for outside counsel. In the case of any such separate firm for Holders who are entitled to indemnity pursuant to Section 4.01, such firm shall be designated in writing by the Indemnified Party who had the largest number of Registrable Shares included in the Registration Statement at issue. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, which consent shall not be unreasonably withheld, but if settled with such consent, or if there be a final judgment for the plaintiff, the Indemnifying Party shall indemnify and hold harmless such Indemnified Parties from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability arising out of such proceeding.
     Section 4.04. Contribution.
     (a) If the indemnification provided for hereunder shall for any reason be held by a court of competent jurisdiction to be unavailable to an Indemnified Party in respect of any Liability referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Liabilities between New DHC on the one hand and each Holder whose Registrable Shares are covered by the Registration Statement in issue on the other, in such proportion as is appropriate to reflect the relative fault of New

DHC and of each such Holder in connection with any untrue statement of a material fact contained in the Registration Statement, any prospectus or any amendment or supplement thereto or caused by any omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, which resulted in such Liabilities, as well as any other relevant equitable considerations. The relative fault of New DHC on the one hand and of each such Holder on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.
     (b) New DHC and the Holders (including each Permitted Transferee) agree that it would not be just and equitable if contribution pursuant to this Section 4.04 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Party as a result of the Liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Article IV, no Holder shall be required to contribute any amount in excess of the amount by which the total price at which the Registrable Shares sold by it under the Registration Statement exceeds the amount of any damages that such Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Exchange Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.
     (c) For purposes of Sections 4.02 and 4.04(a), ANPP shall be jointly and severally liable with any Subsidiary of ANPP that is or becomes a Holder.
ARTICLE V
MISCELLANEOUS PROVISIONS
     Section 5.01. Recapitalization, Exchanges, etc. The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all securities into which any of the Registrable Shares are converted, exchanged or substituted in any recapitalization or other capital reorganization involving New DHC and any and all securities of New DHC or any successor or assign or acquirer of New DHC (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in conversion of, in exchange for or in substitution of, such Registrable Shares and shall be appropriately adjusted for any stock dividends, splits, reverse splits, combinations, recapitalizations and the like occurring after the date hereof. New DHC shall cause any successor or assign or acquiror (whether by merger, consolidation, sale of assets or otherwise) to enter into a new registration rights agreement with ANPP and each Holder on terms no less favorable to such parties than the terms provided under this Agreement as a condition of any such transaction.

     Section 5.02. Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement will be in writing and will be deemed to have been duly given if delivered personally or mailed, certified or registered mail with postage prepaid, or sent by telegram, overnight courier or confirmed facsimile, as follows:
     If to ANPP or any member of the ANPP Stockholder Group that is a Holder, to:
Advance/Newhouse Programming Partnership
5000 Campuswood Drive
E. Syracuse, NY 13057
Attn: Robert J. Miron
Facsimile: (315) 463-4127
and with a copy to:
Sabin, Bermant & Gould LLP
Four Times Square
New York, NY 10036
Attn: Craig D. Holleman, Esq.
Facsimile: (212) 381-7226
If to any other Holder, to:
[NAME OF SPECIAL COUNSEL]
[ADDRESS]
[ADDRESS]
Attn: [                    ]
Facsimile: (___) __-_____
If to New DHC, to:
Discovery Communications, Inc.
12300 Liberty Boulevard
Englewood, Colorado 80112
Attn: [                    ]
Facsimile: (___) __-_____
With a copy to:
Baker Botts L.L.P.
30 Rockefeller Plaza
New York, New York 10112

Attn: Frederick (Buzz) McGrath, Esq.
Facsimile: (212) 259-2530
or to such other Person or address as any party will specify by notice in writing to the other party. All such notices, requests, demands, waivers and communications will be deemed to have been received on the date of delivery or on the third Business Day after the mailing thereof, except that any notice of a change of address will be effective only upon actual receipt thereof.
     Section 5.03. Entire Agreement; No Inconsistent Agreements.
     (a) This Agreement, together with the Transaction Agreement, constitutes the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof.
     (b) New DHC shall not hereafter enter into or amend any agreement with respect to its securities that is inconsistent with the rights granted to the Holders of Registrable Shares in this Agreement or otherwise conflicts with the provisions hereof.
     (c) Prior to the date hereof, New DHC has not granted any “piggyback” or other registration rights to any Person that would entitle any Person (other than ANPP) to participate in any registration contemplated by this Agreement, and New DHC agrees not to grant any rights to so participate to any Person (other than ANPP) after the date hereof and prior to the time when no Registrable Shares remain outstanding.
     Section 5.04. Agreement Among Holders. Whenever provision is made in this Agreement for pro rata allocation among Holders of Registrable Shares to be included in an underwritten offering, such Holders may instead agree in a subsequent writing signed by all of the affected Holders as to the relative proportions of Registrable Shares owned by each Holder to be included in such underwritten offering (up to the Maximum Number of Shares, after taking into account all other shares that have priority in such underwritten offering).
     Section 5.05. Further Assurances. Each of the parties shall execute such documents and perform such further acts as may be reasonably required or desirable to carry out or perform the provisions of this Agreement.
     Section 5.06. No Third-Party Beneficiaries. Except as provided in Sections 4.01, 4.02 and 4.04, this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns or to otherwise create any third-party beneficiary hereto.
     Section 5.07. Assignment. This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the parties hereto and their respective successors and permitted assigns and, with respect to each Holder, any Permitted Transferee. No assignment or transfer shall be effective hereunder unless and until the purported transferee executes and delivers an agreement, in form and substance reasonably acceptable to the parties, agreeing to be bound by the terms hereof. Notwithstanding anything to the contrary in this Agreement, New DHC may not assign its obligations hereunder.
     Section 5.08. Amendments and Waivers. Except as otherwise provided herein, the provisions of this Agreement may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, unless consented to in writing by New DHC and Holders of at least 50% of the Registrable Shares held by all Holders of Registrable Shares outstanding as of such date.
     Section 5.09. Nominees for Beneficial Owners. If any Registrable Shares are held by a nominee for the beneficial owner thereof, the beneficial owner thereof may, at its election in writing delivered to New DHC, be treated as the Holder of such Registrable Shares for purposes of any request, consent, waiver or other action by any Holder or Holders of Registrable Shares pursuant to this Agreement or any determination of any number or percentage of Registrable Shares held by any Holder or Holders of Registrable Shares contemplated by this Agreement. If the beneficial owner of any Registrable Shares makes the election provided in this Section 5.09, New DHC may require assurances reasonably satisfactory to it of such owner’s beneficial ownership of such Registrable Shares.
     Section 5.10. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provisions that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that shall achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.
     Section 5.11. Counterparts and Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same instrument and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission.
     Section 5.12. Interpretation. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
     Section 5.13. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the conflicts of law principles thereof.
     Section 5.14. Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy shall not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which the parties are entitled at law or in equity.
     Section 5.15. Submission to Jurisdiction; Venue. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of Delaware Chancery Court, or, if the Delaware Chancery Court does not have subject matter jurisdiction, in the state courts of the State of Delaware located in Wilmington, Delaware, or in the United States District Court for any district within such state, for the purpose of any suit, action or other proceeding arising out of this Agreement. Each party agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address in accordance with Section 5.02 will be effective service of process for any such action, suit or proceeding. Each party hereto irrevocably and unconditionally waives and agrees not to plead or claim any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably and unconditionally waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
     Section 5.16. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first above written.

ADVANCE/NEWHOUSE PROGRAMMING PARTNERSHIP
By:
Name:
Title:

DISCOVERY COMMUNICATIONS, INC.
By:
Name:
Title:

ANNEX A
Plan of Distribution
     The selling securityholder, including some of its transferees who may later hold its interest in the securities covered by this prospectus and who are otherwise entitled to resell the securities using this prospectus, may sell the securities covered by this prospectus from time to time in any legal manner selected by the selling securityholder, including directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholder or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved. The selling securityholder will act independently of us in making decisions with respect to the timing, manner and size of each sale of the securities covered by this prospectus.
     The selling securityholder has advised us that the securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale and/or at negotiated prices. These sales may be effected in one or more transactions, including:
•	on the Nasdaq Stock Market, Inc.;

•	in the over-the-counter market;

•	in transactions otherwise than on the Nasdaq Stock Market, Inc. or in the over-the-counter market; or

•	any combination of the foregoing.
     The selling securityholder has advised us that it has not entered into any agreements, arrangements or understandings with any underwriter, broker-dealer or agent regarding the sale of its securities. However, we are required, under the registration rights agreement relating to the securities being sold under this prospectus, to enter into customary underwriting and other agreements in connection with the distribution of the securities under this prospectus, subject to some limitations. For more information regarding the registration rights agreement, see “Selling Securityholder—Relationships with the Selling Securityholder—Registration Rights Agreements.” The specific terms of any such underwriting or other agreement, if not included in this prospectus, will be disclosed in a supplement to this prospectus filed with the SEC under Rule 424(b) under the Securities Act, or, if appropriate, a post-effective amendment to the registration statement of which this prospectus forms a part. The selling securityholder may sell any or all of the securities offered by it pursuant to this prospectus. In addition, there can be no assurance that the selling securityholder will not transfer, devise or gift the securities by other means not described in this prospectus.
     There can be no assurance that the selling securityholder will sell any or all of the securities pursuant to this prospectus. In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.
     The aggregate proceeds to the selling securityholder from the sale of the securities offered by it will be the purchase price of the securities less discounts and commissions, if any. If the securities are sold through underwriters or broker-dealers, the selling securityholder will be responsible for underwriting discounts and commissions and/or agents’ commissions. We will not receive any of the proceeds from the sale of the securities covered by this prospectus.
     In order to comply with the securities laws of some states, if applicable, the securities may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale or any exemption from registration or qualification requirements is available and is complied with.
     Any underwriters, broker-dealers or agents that participate in the sale of the securities may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act. As a result, any profits on the sale of the securities by the selling securityholder and any discounts, commissions or concessions received by any such broker-dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.
     To the extent required, the securities to be sold, the names of the selling securityholder, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or document incorporated by reference into this prospectus or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.
     We have agreed to indemnify the selling securityholder and its directors, officers and controlling persons against certain liabilities, including specified liabilities under the Securities Act, or to contribute with respect to payments which the selling securityholder may be required to make in respect of such liabilities. The selling securityholder has agreed to indemnify us for liabilities arising under the Securities Act with respect to written information furnished to us by it or to contribute with respect to payments in connection with such liabilities.
     We have agreed to pay all of the costs, fees and expenses incident to our registration of the resale of the selling securityholders’ securities, excluding any legal fees of the selling securityholder and commissions, fees and discounts of underwriters, brokers, dealers and agents.
     Under our registration rights agreement with the selling securityholder, we will use our commercially reasonable efforts to keep the registration statement of which this prospectus is a part continuously effective, subject to customary suspension periods, until the earlier of (i) the 30th day (90th day if this registration statement is on Form S-3) after such registration statement is initially declared effective and (ii) the date that there are no longer any securities covered by such registration statement.
     Our obligation to keep the registration statement to which this prospectus relates effective is subject to specified, permitted exceptions. In these cases, we may suspend offers and sales of the securities pursuant to the registration statement to which this prospectus relates.